Exhibit 99.1

VITAL THERAPIES, INC. REACHES MIDPOINT FOR ENROLLMENT IN VTI-208

SAN DIEGO, CA—(Marketwire – May 1, 2014)— Vital Therapies, Inc., a biotherapeutic company developing a cell-based therapy targeting the treatment of acute liver failure, today announced that the 100th subject has been enrolled in VTI-208, a Phase 3 randomized, controlled clinical trial in 200 subjects with alcohol-induced liver decompensation, or AILD.

The 100th subject was enrolled in late April of 2014, and 50 clinical sites in the United States, Europe and Australia are currently open for enrollment. The company continues to anticipate the release of preliminary data from VTI-208 in the first half of 2015.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of all forms of acute liver failure. The company’s lead product-candidate, ELAD, is an extracorporeal bio-artificial liver currently in Phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

This press release may contain forward-looking statements, including but not limited to statements regarding Vital Therapies, Inc.‘s current clinical study and anticipated timelines for the release of preliminary data. These statements relate to future events and are subject to risks, uncertainties and assumptions. These statements are only predictions based on the company’s current expectations and projections about future events. You should not place undue reliance on these statements. Many factors or events may cause the company’s actual results to differ materially from any forward-looking statement. Vital Therapies, Inc. does not undertake to update any forward-looking statements. In addition, note historic clinical trial enrollment rates are not necessarily indicative of future enrollment rates. Subject enrollment is affected by numerous factors, many of which fall outside the company’s control.

CONTACT:

Terry Winters

Co-Chairman & Chief Executive Officer

Duane Nash

Chief Business Officer

Vital Therapies, Inc.

858-673-6840

15010 Avenue of Science, San Diego, California, USA 92128

Tel 858.673.6840 — Fax 858-673-6843

www.vitaltherapies.com